As filed with the Securities and Exchange Commission on February 26, 2010
An Exhibit List can be found on page II-3.
Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAVAYA CORP.
(Exact name of Registrant as specified in its charter)

Delaware	3843	74-3245242
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification No.)

51 Sheshet Hayamim St., Kfar Saba, 44269 Israel
Tel: 1-800-878-5756
 (Address and telephone number of Registrant's principal executive offices)

Delaware Intercorp, Inc.
113 Barksdale Professional Center,
Newark, Delaware, County of New Castle, 19711
Phone: 888.324.1817
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:

SRK Law Offices
12 Hamada St.
Rabin Science Park
Rehovot, Israel
Telephone No.: (718) 360-5351
Facsimile No.: (011) (972) 8-936-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered(¹)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(²)	Amount of Registration Fee
Common Stock, $0.0001 per share	2,000,000	$0.02	$40,000	$3.68
Total	2,000,000	$0.02	$40,000	$3.68

(¹)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(²)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2010

PROSPECTUS
Havaya Corp.
A MAXIMUM OF 2,000,000 SHARES OF COMMON STOCK
OFFERING PRICE $0.02 PER SHARE

The selling stockholders named in this prospectus are offering for resale 2,000,000 shares of our common stock.  The selling stockholders have advised us that they will sell the shares of common stock from time to time after this prospectus is declared effective and they have set an offering price for these securities of $0.02 per share of common stock offered through this prospectus until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses incurred in this offering.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8  BEFORE INVESTING IN OUR COMMON STOCK.

Prior to this offering, there has been no public market for our common stock and we have not applied for listing or quotation on any public market.  We currently expect the initial public offering price to be $0.02 per share.  The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.  After the effective date of the registration statement, we intend to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board.  We currently have no market maker who is willing to list quotations for our stock.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be amended.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.  The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering.

The date of this prospectus is _______,  __, 2010

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from the information contained in this prospectus.

We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

DEALER PROSPECTUS DELIVERY OBLIGATION

     Until _____________ (90 days after the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 8.  All references to "we," "us," "our," "Havaya," "Company," ”Registrant” or similar terms used in this prospectus refer to Havaya Corp.

Corporate Background

We were incorporated on November 21, 2007.  We are a development stage company that has not generated any revenues to date. We are focused on marketing and offering private label teeth whitening kits.  We plan to market and distribute our kits through a fulfillment center (online and via a 1-800 telephone number) with delivery by means of commercial ground/air services direct to the consumer.

Our offices are currently located at 51 Sheshet Hayamim St., Kfar Saba, 44269 Israel.  Our telephone number is 1-800-878-5756. We have secured a domain name (www.havayacorp.com) but do not currently have an operating website.  Our fiscal year end is December 31.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

The Offering

Shares of common stock being offered by the selling stockholders	2,000,000 shares of our common stock.

Offering price	$0.02 per share of common stock.

Number of shares outstanding before the offering	5,500,000

Number of shares outstanding after the offering if all the shares are sold	5,500,000

Our executive officers and Directors currently hold 63.64% of our shares, and, as a result, they retain control over our direction.

Market for the common stock
There is no public market for our common stock. After the effective date of the registration statement, we intend to have a market maker file an application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Data

The following summary financial information for the period from November 21, 2007 (date of inception) through December 31, 2009, includes statement of operations and balance sheet data from our audited financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the financial statements and accompanying notes included in this prospectus.

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative from Inception (November 21, 2007) Through December 31, 2009

Revenues	$-	$-	$-
Operating Expenses	$27,997	$2,640	$30,637
(Loss) from Operations	$(27,997)	$(2,640)	$(30,637)
Other Income	$1,155	$-	$1,155
Net (Loss)	$(26,842)	$(2,640)	$(29,482)
(Loss) Per Common Share	$(0.01)	$(0.00)
Weighted Average Number of Common Shares Outstanding – Basic and Diluted	$4,563,014	$1,449,315

	At December 31, 2008	At December 31, 2009
Total Current Assets	$18,543	$-
Total Assets	$18,543	$-
Total Current Liabilities	$8,025	$2,640
Total Liabilities	$8,025	$2,640
Total Stockholders’ Equity (Deficit)	$10,518	$(2,640)
Total Liabilities and Stockholders’ Equity (Deficit)	$18,543	$-

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in us. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risks Relating to Our Lack of Operating History

1.  We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

We have incurred net losses of $29,482 for the period from November 21, 2007 (date of inception) through December 31, 2009. We anticipate generating losses for the next 12 months.  We do not anticipate generating revenues before January 2011. Therefore, we may be unable to continue operations in the future as a going concern.  No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.
As a result, we may not be able to obtain additional necessary funding.  There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We are a development stage company and may never be able to execute our business plan.

We were incorporated on November 21, 2007.  We currently have no products, customers, or revenues. Although we have begun initial planning for the marketing of our teeth whitening kits, we may not be able to execute our business plan unless and until we are successful in raising additional funds.  We anticipate that we will require $123,200, in addition to the $40,000 that has been invested by our current shareholders, to continue our operations, and to remain operational during the next twelve months.  We will require additional financing in order to establish profitable operations. Such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable.  Failure to secure the needed additional financing will have a serious effect on our company's ability to survive.  At this time, there are no anticipated additional sources of funds in place.

3.  Our business plan may be unsuccessful.

The success of our business plan is dependent on our marketing and sale of our teeth whitening kits. Our ability to develop this market and sell our private label teeth whitening kits is unproven, and the lack of operating history makes it difficult to validate our business plan.  As a brand based company, marketing and sales will be driven through the marketing of our private label teeth whitening kits through infomercials placed on cable television channels as well as e-marketing through the internet, and at a later stage offering our branded kits to drug stores, food outlets and supermarkets. In addition, the success of our business plan is dependent upon the market acceptance of and our intended competitive pricing for our private label teeth whitening kits.  Should the target market not be as responsive as we anticipate, we will not have in place alternate services or products that we can offer to ensure our continuation as a going concern.

4.  Our business plan may fail because we will be dependent upon third parties for distribution and fulfillment operations with respect to our private label teeth whitening kits.

We intend to outsource our distribution and fulfillment operations and therefore will be dependent on our distributors to manage inventory, process orders and distribute our private label teeth whitening kits to our customers in a timely manner. We have not engaged the third parties that will provide the distribution and fulfillment providers. If we are unable to enter into relationships with distributors on acceptable commercial terms, we may not be able to offer our products at competitive prices, and our sales may decrease.

In addition, because we will outsource to distributors a number of traditional retail functions relating to the distribution of our products, we expect to have limited control over how and when orders are fulfilled. Any inability to offer the products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand, and could cause us to lose customers.

5.  We have no operating history and have maintained losses since inception, which we expect to continue in the future.

Management believes that an additional investment of $123,200 will be sufficient to enable us to commence sales and continue our planned activities for approximately 12 months after the offering.  We also expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the marketing and sale of our private label teeth whitening kits. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Risks Relating to Our Business

6.  Our executive officers and Directors have significant voting power and may take different actions from actions sought by our other stockholders.

Our officers and Directors own approximately 63.64% of the outstanding shares of our common stock.

These stockholders will be able to exercise significant influence over all matters requiring stockholder approval.  This influence over our affairs might be adverse to the interest of our other stockholders.  In addition, this concentration of ownership could delay or prevent a change in control and might have an adverse effect on the market price of our common stock.

7.  Since our officers and Directors may work or consult for other companies, their other activities could slow down our operations.

Our officers and Directors are not required to work exclusively for us and do not devote all of their time to our operations. Presently, our officers and Directors allocate only a portion of their time to the operation of our business. Since our officers and Directors are currently employed full-time elsewhere, they are each able to commit to us only up to 8-15 hours a week. Therefore, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slow-down in operations.

8.  Our officers and Directors are located in Israel.

Since all of our officers and Directors are located in Israel, any attempt to enforce liabilities upon such individuals under the U.S. securities and bankruptcy laws may be difficult.

9. Our officers have no experience in operating a dental care product business.

Since our officers and Directors have no experience in operating a dental care product business or in the marketing of tooth whitening kits, they may make inexperienced or uninformed decisions regarding the operation of our business or the marketing of our products, which could harm our business and result in our having to suspend or cease operations, which could cause investors to lose their entire investment.

10.   We may not have effective internal controls.

In connection with Section 404 of the Sarbanes-Oxley Act of 2002, we need to assess the adequacy of our internal control, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls.  We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.  If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect investor confidence in our internal controls over financial reporting.

Risks Relating to Our Strategy and Industry

11.  Our success depends on independent contractors to manufacture and supply us with tooth whitening kits, and to label, package, and ship our products.

We intend to purchase tooth whitening kits from third party manufacturers/suppliers and affix our private label on such kits.  We will be relying on independent contractors for the supply of the tooth whitening kits and for the labeling, packaging, and shipping of our products.  We may not be successful in developing relationships with these independent contractors. In addition, these third party contractors may not dedicate sufficient resources or give sufficient priority to satisfying our requirements or needs.  There is no history upon which to base any assumption as to the likelihood that we will prove successful in selecting qualified third party independent contractors or in negotiating any agreements with them.  If we are unsuccessful in addressing these risks, our business will most likely fail.

12.  We do not have commitments from potential suppliers and other independent contractors.

We may experience shortages of supplies and inventory because we do not have agreements with our potential suppliers or other independent contractors on whom we will rely for order fulfillment services.  Our success is dependent on our ability to timely provide our customers with our teeth whitening kits.  Although we intend to directly market our products, we will be dependent on our suppliers and other independent contractors for the manufacture and supply of the teeth whitening kits and for the labeling, packaging, and shipment of our products.  Since we have not entered into any contracts with any independent contractors, no assurance can be given that we will enter into agreements with suppliers who will provide us with adequate quantities of teeth whitening kits at acceptable levels of quality and price, or with other independent contractors who will provide us with the necessary order fulfillment services at acceptable levels of quality and price.  While we anticipate having good relationships with our potential suppliers and other independent contractors, if we are unable to secure supply services or order fulfillment services from one or more independent contractors on a timely basis and on acceptable terms, our results of operations could be adversely affected.

13.   Future regulation of teeth whitening products could restrict our business, prevent us from offering our product, and/or increase our cost of doing business.

The U.S. Food and Drug Administration (“FDA”) currently considers teeth whitening products to be cosmetic items which do not require FDA approval.  However, the laws, regulations, or rulings that specifically address the sale of teeth whitening products are subject to change. We are unable to predict the impact, if any, that future legislation, judicial precedents, or regulations relating to teeth whitening products may have on our business, financial condition, and results of operations. The increasing growth of the dental products and services market heightens the risk that the United States and other governments will seek to increase the regulation of such market, which could have a material adverse effect on our business, financial condition, and operating results.

In November 2009, the American Dental Association (“ADA”) requested that the FDA enact some form of regulation of tooth whitening products. Based on a resolution from the ADA’s House of Delegates and after receiving complaints from consumers and dental professionals, the ADA officially petitioned the FDA to take action.  We will rely upon our suppliers to comply with all U.S. regulatory laws.

International sales of medical devices are also subject to the regulatory requirements of each country.  In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before a medical device can be sold in that market.  The regulatory international review process varies from country to country.  We will rely upon our suppliers to comply with the regulatory laws of such countries.  Failure to comply with the laws of each such country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell kits in such country.

14.  We face intense competition and many of our competitors have substantially greater resources than we do.

We will operate in a highly competitive environment.  In addition, the competition in the market for teeth whitening and cosmetic dental products and services may intensify.  There are numerous well-established companies based in the United States with longer operating histories, significantly greater resources and name recognition, and a larger base of distributors and retailers.  In addition, there are smaller entrepreneurial companies who are developing products and services that will compete with our teeth whitening kits.  As a result, these competitors have greater credibility with our potential customers.  They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion, and sale of their products.   These competitors may make it difficult for us to market and sell our products and compete in the teeth whitening market, which could harm our business.

15.  We depend on market acceptance of our teeth whitening kits.  If our kits do not gain market acceptance, our ability to compete will be adversely affected.

Our success will depend in large part on our ability to successfully market our teeth whitening kits.  Although we intend to differentiate our kits from our competitors, no assurances can be given that we will be able to successfully market our kits or achieve consumer acceptance.  Moreover, failure to successfully commercialize our kits on a timely and cost-effective basis will have a material adverse effect on our ability to compete in our targeted market.  In addition, medical and dental insurance policies generally do not cover teeth whitening or other cosmetic dental products and procedures, which may have an adverse impact upon the market acceptance of our products.

16.   Failure to meet customers’ expectations or deliver expected performance could result in losses and negative publicity, which would harm our business.

If our teeth whitening products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction.  In addition, negative publicity about us and our products could adversely affect our ability to attract or retain customers.  Furthermore, disappointed customers may initiate claims for damages against us, regardless of our responsibility for their disappointment.

17.  We need to retain key personnel to support our services and ongoing operations.

The marketing and sale of our teeth whitening kits will continue to place a significant strain on our limited personnel, management, and other resources.  Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan.  The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to market and sell our products, which could adversely affect our financial results and impair our growth.

18.   If we cannot build and maintain strong brand loyalty our business may suffer.

We believe that the importance of brand recognition will increase as more companies produce competing teeth whitening products and kits.  Development and awareness of our brand will depend largely on our ability to successfully advertise and market our products.  If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers.  A failure to develop our brand sufficiently could have a material adverse effect on our business, results of operations and financial condition.

19.   We may be unable to protect our brand name.

Brand recognition is critical in attracting consumers to our product.  If we are unable to trademark our brand name or to adequately protect our trade name against infringement or misappropriation, our competitive position in the teeth whitening market may be undermined, which could lead to a significant decrease in the volume of products that we sell.  Such a result would materially and adversely affect our results of operations.

20.  We may incur losses as a result of claims that may be brought against us due to defective products or as a result of product recalls.

We may be liable if the use of our product causes injury, illness, or death.  We also may be required to withdraw or recall some of our products if they become contaminated or are damaged or mislabeled.  A significant product liability judgment against us or a widespread product withdrawal or recall could have a material adverse effect on our business and financial condition.

21.  If a third party asserts that we infringe upon its proprietary rights, we could be required to redesign our product, change suppliers, pay significant royalties, or enter into license agreements.

Although presently we are not aware of any such claims, a third party may assert that our private label teeth whitening kit violates its intellectual property rights. As the number of teeth whitening products in our market increases we believe that infringement claims will become more common.  Any claims against us, regardless of their merit, could:

•	Be expensive and time-consuming to defend;
•	Result in negative publicity;
•	Force us to stop selling our products;
•	Require us to engage a new supplier for our teeth whitening kits;
•	Divert management’s attention and our other resources; and
•	Require us to enter into royalty or licensing agreements in order to obtain the right to sell our products, which right may not be available on terms acceptable to us, if at all.

In addition, we believe that any successful challenge to our use of a trademark or domain name could substantially diminish our ability to conduct business in a particular market or jurisdiction and thus could decrease our revenues and/or result in losses to our business.

22.      Our lack of business diversification could result in the loss of your investment if revenues from our primary products decrease.

Currently, our business is focused on the marketing and sale of tooth whitening kits.  We do not have any other lines of business or other sources of revenue if we are unable to successfully implement our business plan.  Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the sale of tooth whitening kits since we do not have any other lines of business or alternative revenue sources.

23.  An unsuccessful material strategic transaction or relationship could result in operating difficulties and other harmful consequences to our business.

We expect to evaluate a wide array of potential strategic transactions and relationships with third parties.   From time to time, we may engage in discussions regarding potential acquisitions or joint ventures. Any of these transactions could be material to our financial condition and results of operations, and the failure of any of these material relationships and transactions may have a negative financial impact on our business.

Risks Relating to this Offering

24.  NASD sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the "penny stock" rules described below, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

25.  There is no public market for the securities and even if a market is created, the market price of our common stock will be subject to volatility.

Prior to this offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering, or, if developed, be sustained. We anticipate that, upon completion of this offering, our common stock will be eligible for quotation on the OTC Bulletin Board.  If, for any reason, however, our securities are not eligible for initial or continued quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of the common stock may have difficulty selling their securities should they desire to do so and purchasers of our common stock may lose their entire investment if they are unable to sell our securities.

26.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The initial public offering price of the common stock was determined by us arbitrarily.  The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management's attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

27.  State securities laws may limit secondary trading, which may restrict the states in which you may sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

28. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock," the regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

29.  Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, one of which we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. The lack of resources to prepare and file our reports, including the inability to pay our auditor, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

30.  We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

31.  Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing our financial statements must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. These requirements are not presently applicable to us but we will become subject to these requirements subsequent to the effective date of this prospectus. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties.  These statements relate to future events or future financial performance.  A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus.  Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions or words which, by their nature, refer to future events.  In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 8, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  In addition, you are directed to factors discussed in the Business section beginning on page 28, the Management's Discussion and Analysis or Plan of Operation section beginning on page 22, and as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders pursuant to this prospectus.  Please read “Selling Stockholders” for a list of the persons that will receive proceeds from the sale of common stock owned by them pursuant to this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividend since inception on our common stock.  We do not anticipate that we will declare or pay dividends in the foreseeable future on our common stock.

DETERMINATION OF THE OFFERING PRICE

There has been no public market for our common shares.  The price of the shares we are offering was arbitrarily determined at $0.02 per share.  We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our company at this initial stage of our development.

We arbitrarily determined the price and it bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price.

The historical net tangible book value as of December 31, 2009, was $10,518 or $0.0019 per share.   Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2009. This represents an immediate increase of $0.0018 per share to our officers who have held their shares since 2008 and a substantial dilution of $0.0181 per share, or approximately 90%, to new investors purchasing our securities in this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public market for our common stock.

We have issued 5,500,000 common shares since our inception in November 21, 2007, all of which are restricted shares.  See "Certain Relationships and Related Transactions" above regarding these shares. There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 45 holders of record for our common shares as of February 25, 2010.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 2,000,000 shares of common stock offered through this prospectus.  The selling stockholders are non U.S. persons who acquired the 2,000,000 shares of common stock offered through this prospectus from us in a series of private placement transactions pursuant to Regulation S, thus exempting these private placements from the registration requirements of the United States Securities Act of 1933.

The following table provides as of February 25, 2010, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	The number of shares beneficially owned by each prior to this offering;

2.	The total number of shares that are to be offered by each;

3.	The total number of shares that will be beneficially owned by each upon completion of the offering; and

4.	The percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering(¹)			Beneficial Ownership After Offering(¹)
Name of Selling Stockholder(¹)	Number of Shares	Percent(²)	Number of Shares Being Offered	Number of Shares	Percent(²)

Kfir Alfandari	25,000	0.455	25,000	0	0

Yehonatan Amosi	25,000	0.455	25,000	0	0

Shachar Azar Zar	25,000	0.455	25,000	0	0

Yitshak S. Azulay	37,500	0.682	37,500	0	0

Idan D. Bilibow	25,000	0.455	25,000	0	0

Eyal D. Caspi	25,000	0.455	25,000	0	0

Ran Darki	25,000	0.455	25,000	0	0

Naor N. Eliahu	50,000	0.909	50,000	0	0

Ido Fadlon	50,000	0.909	50,000	0	0

Itamar Glazer	25,000	0.455	25,000	0	0

Shimon Goldstein	50,000	0.909	50,000	0	0

Yisroel Goldstein	50,000	0.909	50,000	0	0

Amir Halperin	25,000	0.455	25,000	0	0

Moti Kadoshi	25,000	0.455	25,000	0	0

Ariel H. Kahane	25,000	0.455	25,000	0	0

Dina Karako	50,000	0.909	50,000	0	0

Oran R. Karako	50,000	0.909	50,000	0	0

Yakov Karako	50,000	0.909	50,000	0	0

Shlomo Keller	37,500	0.682	37,500	0	0

Guy Y. Khawaz	50,000	0.909	50,000	0	0

Shmuel Kiper	37,500	0.682	37,500	0	0

Israel Kozlovski	37,500	0.682	37,500	0	0

Shoshana R. Kraushar	50,000	0.909	50,000	0	0

Howard Leader	50,000	0.909	50,000	0	0

Kyla Leader	50,000	0.909	50,000	0	0

Soroh Leader	50,000	0.909	50,000	0	0

Symcha Leader	50,000	0.909	50,000	0	0

Joseph Lewin	50,000	0.909	50,000	0	0

Yanai M.M. Melamed	37,500	0.682	37,500	0	0

Joe S. Mozes	50,000	0.909	50,000	0	0

Yoshua Mozes	50,000	0.909	50,000	0	0

Ilan Nachmias	50,000	0.909	50,000	0	0

Menachem Roitenbarg	50,000	0.909	50,000	0	0

Yoseph Roitenbarg	50,000	0.909	50,000	0	0

Boruch Roth	50,000	0.909	50,000	0	0

Rifkat Roth	50,000	0.909	50,000	0	0

Nir Sasson	37,500	0.682	37,500	0	0

Itay Sayag	25,000	0.455	25,000	0	0

Elad D. Shoshan Kalushiner	50,000	0.909	50,000	0	0

Yonatan Simon	37,500	0.682	37,500	0	0

Chaim Y.D. Tangi	50,000	0.909	50,000	0	0

Ariel Truman	262,500	4.773	262,500	0	0

Jahezkel Wasserstrum	50,000	0.909	50,000	0	0

TOTAL	2,000,000			NIL	NIL

(¹)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(²)	Applicable percentage of ownership is based on 5,500,000 shares of common stock outstanding as of February 25, 2010.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years; nor

(ii)	has ever been one of our officers or Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 8 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are a development stage company with limited operations and no revenues from our business operations.  Our auditors have issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months.  We do not anticipate that we will generate significant revenues until we are able to market our product and generate customers.  Accordingly, we must raise cash from sources other than our operations in order to implement our marketing plan.

In our management’s opinion, there is a market for reasonably priced tooth whitening kits intended for application at home.

We believe that we will need to raise an additional $123,200 in order to allow us to begin our market development and to remain in business for twelve months. We expect to begin to generate revenues in January 2011. If we raise the necessary funds, but are unable to generate revenues within twelve months of the effectiveness of this Registration Statement for any reason, or if we are unable to make a reasonable profit within twelve months of the effectiveness of this Registration Statement, we may have to suspend or cease operations. At the present time, we have not made any arrangements to raise additional cash. We may seek to obtain additional funds through a second public offering, a private placement of securities, or loans. Other than as described in this paragraph, we have no financing plans at this time.

Plan of Operation

Our specific goal is to become a leading seller of tooth whitening kits for the home market.  Assuming we raise the additional funds necessary for us to operate our business, our plan of operation is as follows:

We intend to execute an agreement with one or more tooth whitening kit manufacturers for the supply of tooth whitening kits at wholesale prices with the Havaya brand labeling and packaging.  We have commenced discussions with a supplier that can deliver privately labeled tooth whitening kits to us in a timely manner.  We intend to work with one or more suppliers based in the United States to achieve favorable terms for the supply of our branded tooth whitening kits. We then intend to sell the kits by marketing them to customers through paid infomercials on cable television as well as on the internet.

We intend to execute an agreement with an order fulfillment services provider.  The order fulfillment services provider will handle all incoming calls from customers, and will handle the entire sales process, including billing and shipping.

Purchasing Strategy

We intend to purchase privately labeled tooth whitening kits from one or more suppliers in the United States. We have already started discussions with one manufacturer of such kits and have negotiated pricing.  Our initial order of privately labeled tooth whitening kits is expected to be approximately 1,500 kits.  We expect our suppliers to be able to supply us with kits within four weeks from our order date.  Kit components and packaging will initially be purchased to cover a six-month production and sales period.  It is estimated that the first re-order will be in the region of 2,000 kits; however, this figure may change depending on the level of historical and future forecasted demand.

Each tooth whitening kit will contain twenty applications of the tooth whitening system.

Sales Strategy

We intend to commence the marketing of our tooth whitening kits with a high visibility launch campaign which will entail advertising on cable TV and through internet marketing.  Fulfillment of sales will be carried out through a 24/7 telephone contact/order fulfillment center that will provide order processing, electronic commerce, electronic payment facilities, shipping, logistics, warehousing and inventory control.

We anticipate that, once we commence our cable television advertising campaign, the Company will achieve sales of 300 units per month.  We anticipate commencing our marketing campaign by December 2010, and hence believe that the Company will commence sales beginning at the end of 2010 or the beginning of 2011.  We have priced our tooth whitening kits at the lower range of our competition. We believe that as our business develops, we will have more experience and more knowledge in order to target our potential customers more precisely.  As such, we believe that our sales will grow with an achievable increment of 100% in the second year. In the following years, we expect to maintain a positive growth scale through additional marketing channels, as well as from the purchase of our product by returning customers.

Once sales of 1,000 units per month have been achieved, we will explore expanding our market reach into the over-the-counter market by supplying tooth whitening kits through distributors to food outlets, retail and drug stores, etc. This strategy will be executed selectively to regions that have shown historical high growth of sales during the earlier sales campaigns.

Fulfillment Strategy

We intend to retain an order fulfillment services company to:

•	Receive orders electronically and by telephone;

•	Provide central warehousing facilities;

•	Handle payment and transaction processes;

•	Pick, pack and ship products according to order specifications;

•	Handle delivery of products to final destinations; and

•	Handle returns.

Marketing/Advertising Strategy

To penetrate the market and achieve product exposure, we plan to launch our product nationally with a three week “blitz” advertising campaign using cable TV, broadcast TV and internet advertising.  Our first campaign will be considered a test campaign.  We will study the results of this campaign in order to better target potential customers.  We will be looking at the number of orders that are received from different advertising slots.  We thereby hope to ascertain the best time to advertise on cable TV, and the best channels, the best demographics, and the best cities to target.  In this way, we will put our limited resources to work on purchasing new advertising time to best effect.

The next sales phase will be a selective long term advertising campaign on the same media channels to continue building on the Havaya brand recognition and to maintain sales growth.

We intend to concentrate on marketing and advertising our product in the following three ways:

1.
Via direct response TV commercials on three major networks including UPN, Lifetime Cable, and Discovery Health Cable. Commercials of 15 and 30 seconds will be screened for three weeks at strategic times, Wednesday through to Friday, to focus on our target audience. The advertisements will run at a minimum of one per hour.  Incoming call results will be studied and analyzed for fine tuning of the advertising campaign.

2.
We will launch a website with direct on-line sales and promotions.  We intend to market our website on social media channels with banner advertisements enticing potential customers with promotional offers.

3.
Advertising will be national, using an advertising and marketing company which will devise, design and book media.  This organization will also strategize the most advantageous use of direct on-line advertising with the concomitant telephone 1-800 number for direct purchasing and payment method.  An English language website will be constructed to offer information and visuals plus on-line purchasing (e-commerce).  We have not yet selected an advertising company to perform the services we require.

We have established a 1-800 number and when required we will re-route this number to the subcontractor that will become our fulfillment services provider.

We forecast no revenue in year 2010, but we do forecast revenue of $136,764 in 2011 and $273,528 in 2012.

Activities to Date

We were incorporated under the laws of the State of Delaware on November 21, 2007.  We are a development stage company.  We currently have no employees.  From our inception to date, we have not generated any revenues, and our operations have been limited to organizational and start-up activities.

We have conducted market research into the teeth whitening market in the United States. Our research covered:

•	different types of tooth whitening products currently available, including both professional systems and home use systems;
•	the benefit of using carbamide peroxide versus hydrogen peroxide;
•	the usage patterns for users of teeth whitening products;
•	the target customers for teeth whitening products; and
•	types of teeth whitening kits.

We have sourced manufacturers of tooth whitening kits. We have also located an order fulfillment services provider that can receive orders electronically and by telephone; provide central warehousing facilities; handle payment and transaction processes; pick, pack and ship products according to order specifications; handle delivery of products to final destinations; and handle returns.

Results of Operations

During the period from November 21, 2007 (date of inception) through December 31, 2009, we incurred a net loss of $29,482. This loss consisted primarily of general and administrative expenses. Since inception, we have sold 3,500,000 shares of common stock to our Directors.

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment.

Revenues

We had no revenues for the period from November 21, 2007 (date of inception) through December 31, 2009.

Liquidity and Capital Resources

Our balance sheet as of December, 2009, reflects assets of $18,543. Cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate to date.

We anticipate generating losses and, therefore, may be unable to continue operations in the future. Since we require additional capital, we may have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

DESCRIPTION OF BUSINESS

Overview of the Company

We are a development stage company that was incorporated on November 21, 2007.  We have commenced only limited operations, primarily focused on researching potential suppliers and fulfillment centers.  We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.  We have not made any significant purchase or sale of assets, nor has the Company been involved in any mergers, acquisitions or consolidations, or the purchase or sale of a significant amount of assets not in the ordinary course of business.  We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose.  Neither the Company nor its officers, Directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We have not generated any revenue to date and we do not expect to generate revenues prior to January 2011. We do not currently have sufficient capital to operate our business, and, we will require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

We intend to engage in the marketing and sale of a teeth whitening product for sale online and through a fulfillment center (1-800 telephone number) with delivery via commercial ground/air services direct to the consumer.

Our offices are currently located at 51 Sheshet Hayamim St., Kfar Saba, 44269, Israel.  Our telephone number is 1-800-878-5756. We do not currently have a website; however we have reserved a domain name (www.havayacorp.com).

Recent Corporate Developments

In 2009, we conducted market research into the most cost effective teeth whitening system to market to home users.  We have located suppliers of teeth whitening kits, both in the U.S. and in the Far East, and have decided to purchase teeth whitening kits from U.S. manufacturers.  In addition, we have conducted preliminary research into advertising companies that can assist us in targeting potential customers of teeth whitening kits and focusing our cable TV advertising on such customers.  In addition, we are looking for advertising companies that have the ability to analyze our sales data in order to further refine our cable TV advertising spots.  We have located a fulfillment house which will be responsible for order taking, billing, shipping, and returns.  We intend to contract its services when we are ready to commence sales operations.  In addition, we have had preliminary discussions with a production company regarding producing an infomercial, as well as graphic design company to produce labels and packaging for our teeth whitening kits.

The Market Opportunity

Toothpaste was once the cornerstone of the daily dental routine, fighting plaque and freshening breath. However, with the current emphasis on health and wellbeing, oral care marketers are complementing hard-working pastes and gels with sturdy flosses, multi-tasking mouthwashes and even futuristic cleaning devices.  Add in the desire for a flashbulb-friendly Hollywood smile, and the quest for whiter and brighter teeth has become popular for consumers of all ages.

According to The U.S. Market for Oral Care Products, 7th Edition, the overall dental care market consisting of toothpaste, whiteners, sugarless gum, manual and electric toothbrushes, floss and other oral care in the USA was $9.1 billion in 2008 and is expected to reach retail sales of $10.9 billion by 2014.

Tooth whitening has recently become a common procedure in the field of cosmetic dentistry. According to the American Academy of Cosmetic Dentistry, tooth whitening is the most requested cosmetic dental procedure by patients of all ages.  As a person ages, the adult teeth often become darker due to changes in the mineral structure of the tooth, as the enamel becomes less porous. Teeth can also become stained by bacterial pigments, foodstuffs and tobacco. Certain antibiotic medications (like tetracycline) can also lead to teeth stains or a reduction in the brilliance of the enamel.

Our strategy is to penetrate the U.S. market by positioning our Company as a provider of a cost effective, quality solution. On market entry, our tooth whitening kits will be priced below most of their competitors, and through the use of on-line and cable television advertising we will attempt to achieve rapid growth. It is hoped that our future positioning will enable us to enter the retail market outlets in order to dramatically expand sales.

In the teeth whitening industry, the consumer has basically four options:

•	Professional teeth whitening by a dentist;
•	Teeth whitening by laser light system requiring qualified oversight;
•	Toothpaste whiteners; and
•	Home use kits including bleaching strips, bleaching pens, and bleaching gels.

Dental consumers desiring affordable, fast results often try over-the-counter products. Last year alone, Americans spent more than $1 billion on over-the-counter whitening products (The U.S. Market for Oral Care Products, 7th Edition).  Jonathan B. Levine, founder of the GoSMILE brand, predicts that the market for tooth-whitening products and services will reach $15 billion by 2010 (Jonathan B. Levine, "Smile! The Ultimate Guide to Achieving Smile Beauty").

Consumer awareness of over-the-counter (OTC) whitening products has increased in the last five years, with many consumers now using products at home, rather than opting for professional dental bleaching, a process that has been around since the mid-1980s.

The results of teeth whitening are usually impressive, but it is by no means a permanent solution. The process has to be repeated time and again at regular intervals to maintain the shine and impeccable white color.

Our Product

We plan to market and sell a teeth whitening product for the ‘home use’ market.  Our teeth whitening kit will be designed for use at home to provide the customer with all the necessary equipment and gel to perform effective teeth whitening treatments.

We expect that the teeth whitening kits will be comprised of:

•	1 mouth tray for gel to be filled at home (containing lip guards and breathable holes);
•	1 x 10cc gel tube for 20 applications (the gel tube has a shelf life of 12 months).
•	1 x travel case (white box) to store the tray.
•	instructions.

Our product will be based on carbamide peroxide, which has been proved to be safer that hydrogen peroxide for home use.  The concentrate will be in the range of 16% - 22%, as recommended by dentists.

To keep our overhead low, we intend to outsource our manufacturing and logistics operations, and purchase the teeth whitening kits in bulk from suppliers.  The kits will arrive privately labeled from our suppliers and will be sent directly to our fullfullment services provider. Our fulfillment services provider will receive orders electronically and by telephone; provide central warehousing facilities; handle payment and transaction processes; pick, pack and ship products according to order specifications; handle delivery of products to final destinations; and handle returns.

We intend to have our own label affixed to each box kit.  Each kit will have an instruction manual which will explain to the customer the exact usage pattern and amount of gel to apply.  If our instructions are followed, then each kit should contain enough gel for twenty applications.  In addition, we plan to work with Just in Time (JIT) inventory to minimize warehousing needs.  As our inventory falls below five hundred kits, we will place a re-order with our kit supplier.  We plan to market the kits through 15- and 30- second infomercials placed on cable TV channels, as well as e-marketing through the internet.  We intend to build our brand name through our marketing strategy.

We will initially sell our product through our cable TV campaign, as well as through online advertising on internet web sites.  Our advertising will advertise a 1-800 telephone number from which customers may call our fulfillment service provider.  Delivery to the customer will take place via commercial ground/air services.

According to Forrester Research (US eCommerce: 2005 To 2010), online retail sales should grow to $329 billion in 2010, representing a 14% annual compound growth rate from 2005. Forrester Research estimates that by 2010, 13.8% of all health and beauty sales will be made online and that online sales of health and beauty products will grow at an annual rate of 22%.

In the future, we intend to explore the possibility of selling kits to distributors that supply retail outlets, such as drug stores, food outlets, and supermarkets.

Our goal is to be able to deliver our teeth whitening kits to the consumer quickly.  We plan to sell our product at a competitive price and to back up our products with a money-back guarantee.

Target Market

With today’s emphasis on longevity and pride of looks, the target market for our products incorporates people of all ages, in all income ranges.  However, we plan to focus our marketing on women between the ages of 18 and 54 in the low, middle and upper income groups.

The U.S. Market will be the primary target for our products, as it is currently the largest market with $1.5 billion in sales. The U.S. teeth whitening market has increased by over 300% in the past 5 years and is expected to continue to be the leading niche market (The U.S. Market for Oral Care Products, 7th Edition).

A recent study shows that women would opt for professional teeth whitening treatments over any other cosmetic procedure, including surgical options, such as liposuction, as well as nonsurgical options, like Botox (European Journal of Plastic Surgery).  With the cost of teeth whitening at the dentist office at an all time high and the demands on time associated with a trip to the dentist, we are confident that today's women are looking for a simpler at-home option.

Internet advertising is an integral part of our strategy and we hope to capture a large portion of the target market online. We plan to advertise our banners on websites targeted at woman, such as www.ivillage.com, www.womanshealthmag.com, www.womanshealth.com, www.healthywoman.org, and others.  The younger generations (aged 20 – 45), which form the core of the target market, are regular internet users, and, in general, have been socially conditioned by the media and entertainment industry to value the importance of improving and maintaining personal appearance.

The fact that our teeth whitening kits will be available for convenient purchase online and will offer the comfort and ease of a do-it-yourself home treatment solution, is intended to address the needs of this core market that is accustomed to the convenience of the internet.

Product Pricing

We intend to sell our kits online at a price of $29.99 plus $8.00 for shipping, which will be below most of our current competitors’ prices, and therefore should be attractive to prospective customers.

A table setting our product’s estimated pricing and costs per unit is set forth below:

ITEM	COST ($)	INCOME ($)	PROFIT ($)
Unit	3.20
Shipping	4.35
Fulfillment House	6.74
Sale Price		29.99
Shipping costs to customer		8.00
Profit Per Unit			23.70

Our Competition

Three major teeth whitening options are available today. All three rely on varying concentrations of peroxide and varying application times.

1.	In-Office Whitening

Significant color change in a short period of time is the major benefit of in-office whitening. This protocol involves the carefully controlled use of a relatively high-concentration peroxide gel applied to the teeth by the dentist or trained technician after the gums have been protected with a paint-on rubber dam. Generally, the peroxide remains on the teeth for several 15 to 20 minute intervals that add up to an hour (at most). Those with particularly stubborn staining may be advised to return for one or more additional bleaching sessions, or may be asked to continue with a home-use whitening system.
In-office teeth whitening cost: $650 per visit (on average) nationwide.

(Source: http://www.animated-teeth.com/dentist_laser_whitening/a4_bleaching_costs.htm)

2.	Professionally Dispensed Take-Home Whitening Kits

Many dentists are of the opinion that professionally dispensed take-home whitening kits can produce the best results over the long term. Take-home kits incorporate an easy-to-use lower-concentration peroxide gel that remains on the teeth for an hour or longer (sometimes overnight). The lower the peroxide percentage, the longer it may safely remain on the teeth. The gel is applied to the teeth using custom-made bleaching trays that resemble mouth guards.
Take-home teeth whitening kit cost: approximately $400.

(Source: http://www.yourdentistryguide.com/at-home-whitening/)

3.	Over-the-Counter Whitening

The cheapest and most convenient of the teeth whitening options, over-the-counter bleaching, involves the use of a store-bought whitening kit, featuring a bleaching gel with a concentration lower than that of the professionally dispensed take-home whiteners. The gel is applied to the teeth via one-size-fits-all trays, whitening strips, or paint-on applicators. In many cases this may only whiten a few of the front teeth, unlike custom trays that can whiten the entire smile.
Over-the-counter teeth whitening cost: up to $100.

(Source: http://www.yourdentistryguide.com/at-home-whitening/)

Hydrogen Peroxide vs. Carbamide Peroxide

The bleach preference for in-office whitening, where time is limited, is powerful and fast-acting hydrogen peroxide. When used in teeth bleaching, hydrogen peroxide concentrations range from approximately 9 percent to 40 percent.

By contrast, the bleach of preference for at-home teeth whitening is the slower acting carbamide peroxide, which breaks down into hydrogen peroxide. Carbamide peroxide has about a third of the strength of hydrogen peroxide. This means that a 15 percent solution of carbamide peroxide is the rough equivalent of a five percent solution of hydrogen peroxide.

The following is an overview of several products currently offered in the marketplace:

Ultra-White (http://www.ultra-white.com/)

According its advertising material, Ultra-White is 70% cheaper than the cost of teeth whitening services provided by dentists. Ultra-White was developed in 1996 by a cosmetic dentist who is affiliated with both the American Dental Association and the American Academy of Cosmetic Dentistry.  Ultra-White has been used to treat tooth discoloration in over 11,000 patients. It provides the same teeth whitening process that is used by over 90% of dentists and has been available online since 1997.  All products come with a 90-day, 100% no risk money-back guarantee. All of Ultra-White’s products are dispensed and supervised by an ADA member cosmetic dentist. Ultra-White is sold in the U.S and abroad.

Ultra-White offers the following products at the following prices:

16% Deluxe Teeth Whitening System	$98.95 2/172.42
22% Deluxe Teeth Whitening System	$99.95 2/176.92
16% carbamide peroxide Teeth Whitening Gel	$37.00
22% carbamide peroxide Teeth Whitening Gel	$38.00
Custom Fit Teeth Bleaching Trays	$69.07
Immediate teeth bleaching custom trays	$38.00
Zoom whitening pen	$39.54

Pure White Smiles (http://www.purewhitesmiles.com/)

Pure White Smiles offers a very powerful, high-viscosity 22% carbamide peroxide Whitening Gel that is suitable for those who want extra whitening power for tougher stains and faster whitening.  It is a strong non-glycerin based gel that delivers high power with low sensitivity.  This gel is ideal for overnight bleaching with the custom lab-created mouthpieces.  The oversized pre-filled syringes (5ml each) contain more whitening gel than most others and will provide ten (10) whitening applications each, providing a total of 30 whitening applications.  This gel is the exact formula used by professional dental offices. Pure White Smiles offers the following product at the following price:

22% Whitening Gel Syringes	$29.95
(5 ml each) - 3 pack

Each package contains:
•	3 syringes (5ml each) of Professional Whitening Gel (22% carbamide peroxide)
•	Detailed usage instructions.
•	100% money-back guarantee.

BriteSmile (http://www.britesmile.com/smile/)

BriteSmile To Go involves use of an easy to use click pen applicator that delivers teeth whitening without any mess.   The time released proprietary formula enables safe, gentle and effective teeth whitening that dries rapidly.  It requires two 30-second applications a day for two weeks, then use as desired.  Each Whitening Pen lasts for 30 days of whitening applications.  BriteSmile offers the following product as the following price:

BriteSmile To Go - 3 Pens	$79.99/ $69.95

Bleach Pro (http://www.bleachpro.com/)

Bleach Pro offers specially formulated 22% and 35% professional strength carbamide peroxide teeth whitening kits and gel.  Bleach Pro offers the following products at the following prices:

• 22% Deluxe Whitening Kit	$54.95
• 22% Standard Whitening Kit	$34.95
• 22% Starter Whitening Kit	$20.95

Do-It-Yourself Store (http://www.doityourselfhut.com/teeth_whitening.htm)

Do-It-Yourself Tooth Whitening Complete Kit	$39.99/19.99
It consists of:

•	Dental strength 22% carbamide peroxide gel;
•	Special thermal forming mouth pieces - heat in boiling water then press to teeth. Mouthpieces shrink to fit teeth;
•	40 treatments, 1 full 10cc syringe of 22% carbamide peroxide gel; and
•	2 custom moldable trays.

Teeth Whitening Web (http://www.teethwhiteningweb.com/)

It consists of:

• 4 Syringe applicators	$36.00
• Deluxe Kit	$69.00
• Maximum strength 22% carbamide peroxide gel
• Guaranteed to whiten teeth 3-9 shades whiter

Crest Whitestrips (http://www.whitestrips.com/whitestrips-products/)

Crest Whitestrips is an enamel-safe teeth whitening system that provides visibly whiter teeth, guaranteed.   It is applied twice a day for 30 minutes per application.  It is claimed to produce noticeably whiter teeth in 3 to 14 days (depending on the product) and to be clinically-proven as being effective.

• Crest Whitestrips Classic	$24.99
• Crest Whitestrips Premium	$34.99
• Crest Whitestrips Pro Effects	$39.99
• Crest Whitestrips Advanced Seal	$44.99

Comparative Costs of Teeth Whitening Products:

The comparative costs of the various teeth whitening products are as follows:

•	Over the counter gels ($15 - $35) – NuPro, Bleachbright, Power White, Ulta-White.
•	Whitening strips ($10 - $55 for a 14 day treatment) – Whitestrips, Crest, Listerine, Colgate.
•	Tray-based tooth whitening systems ($20 - $150) – (our market segment) – BleachPro, Pro White Smiles
•	Dentist supervised home bleaching system (approximately $400)

Other leading suppliers include Church & Dwight, Colgate-Palmolive, DENTSPLY, GlaxoSmithKline, Pfizer, Procter & Gamble and Sentage.

Competitive Advantages

Our product is intended to have the following competitive advantages compared with our competitors’ products:

•	Safe and easy to use at home;
•	16-22 % carbamide peroxide as opposed to 10% offered by others;
•	More effective and moderately priced;
•	Competitive pricing;
•	Our mouthtrays have breathable holes; and
•	Nothing artificial needs to be bonded to teeth.

Expenditures

Subject to our raising additional capital, the following chart provides an overview of our budgeted expenditures by significant area of activity over the next 12 months:

Legal and Accounting	$25,000
Advertising /Marketing	$69,000
Design / Printing Materials	$5,000
Overheads	$12,000
Travel	$8,000
Misc.	$10,000
Total	$129,000

Sources and Availability of Products and Supplies

We plan to purchase our teeth whitening products from one or two main suppliers, with alternative suppliers for back-up purposes in case of stock shortages.  However, if we end up entering into supply contracts with only one or two suppliers, then we become dependent such supplier(s) for the supply of all of our products.

Dependence on One or a Few Major Customers

The nature of our product offering does not mandate any dependence on one or a few major customers.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.  We intend to protect our teeth whitening products on the basis of applicable trademark and tradename laws.  Beyond our trade name, we do not hold any other intellectual property.

Existing or Probable Government Regulations

As we will market dental care products which may be legally defined to be medical devices, we may be considered to be a medical device supplier and as such we are subject to the regulations of, among other governmental entities, the United States Food and Drug Administration (the “FDA”) and the corresponding agencies of the states and foreign countries in which we sell our products.  These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters.  A failure to comply with such regulations could have material adverse effects on our business.

The Federal Food, Drug and Cosmetic Act (“FDC Act”) regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, pre-market notification and adherence to the Quality System Regulation (“QSR”) as well as medical device reporting, labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive pre-market approval by the FDA pursuant to a pre-market approval application (“PMA”) to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

Before most medical devices can be marketed in the United States, they are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a “510(k) Clearance”) or approval of a PMA. Obtaining approval of a PMA can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) Clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is “substantially equivalent” to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA. Approval of a PMA for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period prior to marketing a changed or modified version of an existing legally marketed device if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device’s approved or cleared application.

However, we believe that our kits will not require a 510(k) submission because the products are of a cosmetic nature and fall within an exemption under the 510(k) regulation.

International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country.

Research and Development Activities and Costs

We have not incurred any costs to date and have no plans to undertake research and development activities during the next year of operation.

Costs and Effects of Compliance with Environmental Laws and Regulations

We are not in a business that involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations.  Further, we do not own any real property that could lead to liability as a landowner.  Therefore, we do not anticipate that there will be any substantial costs associated with the compliance of environmental laws and regulations.

Employees

We have commenced only limited operations; therefore, we have no employees. Our officers and Directors provide service to us on an as-needed basis. When we commence full operations, we will need to hire full-time management and administrative support staff.  For a detailed description, see "Plan of Operation".

Description of Property

We do not own any real property. We currently maintain our corporate office at 51 Sheshet Hayamim St., Kfar Saba, 44269 Israel. Our principal executive officer provides us with the use of this space at no cost to the Company. This space will be sufficient until we commence full operations.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-K. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-Q and current reports on Form 8-K.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our Directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

Our officers and Directors and their ages and positions are as follows:

Name	Age	Position

Avraham Grundman	27	President, Treasurer and Director

Benny Adler	27	Secretary and Director

Mr. Avraham Grundman

Mr. Grundman has been our President, Treasurer and a Director since July 15, 2008.

Since early 2008, Mr. Grundman has been a sales manager at the Kenion Rephaeli Electronic Store in Jerusalem, Israel. Between the years 2006 and 2008 Mr. Grundman was employed as a sales manager at Kensun, an online wholesaler of Xenon lighting for car headlights.  Mr. Grundman was responsible for sales to international clients. From 2003 until 2006, Mr. Grundman was a sales manager at IDT’s Jerusalem branch.

Mr. Grundman is not an officer or Director of any other reporting company.  Mr. Grundman intends to devote approximately 8-15 hours of his weekly business hours to our affairs.

The Board has concluded that Mr. Grundman should serve as Director of the Company because of his experience as a sale manager and his ability to oversee the sales process.

Mr. Benny Adler

Mr. Adler has been our Secretary and a Director since November 24, 2008.

Since 2009, Mr. Adler has been working towards a Bachelors of Arts degree in Management and Communications at the Open University of Raanana, Israel.

Since 2009, Mr. Adler has been working at the Open University, marketing courses offered at the Open University to potential students.

From 2003 until his employment at the Open University in 2009, Mr. Adler was employed at Life Computers Ltd., one of Israel’s leading importers and distributors of computer hardware.  Mr. Adler had several positions at Life Computers Ltd., including supervising inventory at its warehouse where several million dollars worth of computer components were held and distributed. Mr. Adler final position at Life Computer Ltd. was as a business-to-business sales executive.

Mr. Adler is not an officer or Director of any other reporting company.  Mr. Adler intends to devote approximately 8-15 hours of his weekly business hours to our affairs.

The Board has concluded that Mr. Adler should serve as director of the Company because of his experience with inventory management and his sales experience.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committee of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert. We believe that the cost of retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of our Directors, nominee for Directors or officers has appeared as a party during the past ten years in any legal proceedings that may bear on his ability or integrity to serve as a Director or officer of the Company.

Board Leadership Structure

The Company has chosen to combine the principal executive officer and Board chairman positions.  The Company believes that this Board leadership structure is the most appropriate for the Company for several reasons.  First, the Company is a development stage company and at this early stage it is more efficient to have the leadership of the Board in the same hands as the principal executive officer of the Company.  The challenges faced by the Company at this stage – obtaining financing and implementing a marketing and sales plan – are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the Company’s business.  Second, Mr. Grundman is uniquely suited to fulfill both positions of responsibility because he possesses sales and management experience.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code by the end of the second quarter of 2010.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or Directors.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company.  These risks include financial, technological, competitive, and operational risks.  The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time.  In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officers. We have not paid any compensation to our officers since inception.

We have no employment agreements with any of our executive officers or employees.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with officers or Directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 25, 2010, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current Directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the disposition of the shares. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

The percentages below are calculated based on 5,500,000 shares of our common stock issued and outstanding as of February 25, 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner(²)	Amount and Nature of Beneficial Ownership	Percentage of Class(¹)

Common Stock	Avraham Grundman	3,000,000	54.55%

Common Stock	Benny Adler	500,000	9.09%

All officers as a Group		3,500,000	63.64%

(¹)	Based on 5,500,000 shares of our common stock outstanding.
(²)	The address for Mr. Avraham Grundman is 51 Sheshet Hayamim St., Kfar Saba, 44269 Israel.
The address for Mr. Benny Adler is 51 Sheshet Hayamim St., Kfar Saba, 44269 Israel.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Future Sales by Existing Stockholders

As of the date of this prospectus, there are 45 stockholders of record holding shares of our common stock. A total of 5,500,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be sold publicly, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See the section entitled “Dilution” above.

We do not have any issued and outstanding securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act. None of our stockholders is entitled to registration rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On July 15, 2008, we issued 3,000,000 shares of our common stock to Mr. Avraham Grundman, our President, Treasurer and Director, for a cash payment to us of $300.  We believe this issuance was deemed to be exempt under Regulation D and S of the Securities Act.  No advertising or general solicitation was employed in offering the securities.  The offering and sale was made only to Mr. Avraham Grundman, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On November 24, 2008, we issued 500,000 shares of our common stock to Mr. Benny Adler, our Secretary and Director, for a cash payment to us of $50.  We believe this issuance was deemed to be exempt under Regulation D and S of the Securities Act.  No advertising or general solicitation was employed in offering the securities.  The offering and sale was made only to Mr. Benny Adler, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

As of December 31, 2009, our President, Mr. Avraham Grundman, has provided us with a loan of $754 The loan is unsecured, non-interest bearing, and due on demand.

Our officers and Directors may be considered promoters of the Registrant due to their participation in and management of the business since its incorporation.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent Directors.”

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and Directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See "Security Ownership of Certain Beneficial Owners and Management".

We refer you to our Certificate of Incorporation and Bylaws which form a part of this registration statement and to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

Cash Dividends

As of the date of this Registration Statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 5,500,000 shares of our common stock. Of these shares, all of the 2,000,000 shares to be registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 3,500,000 shares of common stock to be outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal 55,000 shares immediately after this offering, subject to the continued availability of current public information about us and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

 PLAN OF DISTRIBUTION

This prospectus relates to the registration of 2,000,000 shares of common stock on behalf of the selling stockholders.

There is no current market for our shares

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.  The selling security holders will be offering our shares of common stock at a price of $0.02 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.  Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer or employee.

Our financial statements for the period from inception to December 31, 2009, included in this prospectus have been audited by Alan Weinberg, as set forth in his report included in this prospectus.

The legal opinion rendered by SRK Law Offices regarding our common stock to be registered on Form S-1 is as set forth in their opinion letter included in this prospectus.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that Directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The Bylaws also authorize the Board of Directors to indemnify any other person who we have the power to indemnify under the Delaware General Corporation Law, and indemnification for such a person may be greater or different from that provided in the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Alan Weinberg is our auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Report of Registered Independent Auditors	F-2

Financial Statements-

Balance Sheets as of December 31, 2009 and 2008	F-3

Statements of Operations for the Periods Ended
December 31, 2009 and 2008, and Cumulative from Inception	F-4

Statement of Stockholders’ Equity for the Period from Inception
Through December 31, 2009	F-5

Statements of Cash Flows for the Periods Ended December 31, 2009 and 2008,
and Cumulative from Inception	F-6

Notes to Financial Statements	F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Havaya Corp.:

We have audited the accompanying balance sheets of Havaya Corp. (a Delaware corporation in the development stage) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for years ended December 31, 2009 and 2008, and from inception (November 21, 2007) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Havaya Corp. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, and from inception (November 21, 2007) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of December 31, 2009, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Alan Weinberg CPA

Alan Weinberg CPA
Baltimore, Maryland
February 21, 2010

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,543	$-
Total current assets	18,543	-

Total Assets	$18,543	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$7,271	$1,771
Bank overdraft	-	115
Due to shareholders	754	754

Total current liabilities	8,025	2,640

Total liabilities	8,025	2,640

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 200,000,000 shares
authorized; 5,500,000 and 3,500,000 shares issued and outstanding, respectively	550	350
Stock subscriptions receivable	(350)	(350)
Additional paid-in capital	39,800	-
(Deficit) accumulated during development stage	(29,482)	(2,640)

Total stockholders' equity (deficit)	10,518	(2,640)

Total Liabilities and Stockholders' Equity	$18,543	$-

The accompanying notes to financial statements are
an integral part of these statements.

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

	Year Ended	Year Ended	Cumulative
	December 31,	December 31,	From
	2009	2008	Inception

Revenues	$-	$-	$-

Expenses:
General and administrative-

Professional fees	5,500	1,025	6,525
Consulting fees	5,000	-	5,000
Travel expenses	16,705	-	16,705
Organization costs	-	1,500	1,500
Other	792	115	907

Total general and administrative expenses	27,997	2,640	30,637
			-
(Loss) from Operations	(27,997)	(2,640)	(30,637)

Other Income (Expense)	1,155	-	1,155

Provision for income taxes	-	-	-

Net (Loss)	$(26,842)	$(2,640)	$(29,482)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.01)	$(0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	4,563,014	1,449,315

The accompanying notes to financial statements are
an integral part of these statements.

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

					(Deficit)
					Accumulated
			Stock	Additional	During the
	Common stock		Subscriptions	Paid-in	Development
Description	Shares	Amount	Receivable	Capital	Stage	Totals

Balance - at inception	-	$-	$-	$-	$-	$-

Common stock issued for cash	3,000,000	300	-	-	-	300

Common stock issued for cash	500,000	50	-	-	-	50

Stock Subscriptions Receivable	-	-	(350)	-	-	(350)

Net (loss) for the period	-	-	-	-	(2,640)	(2,640)

Balance - December 31, 2008	3,500,000	350	(350)	-	(2,640)	(2,640)

Common stock issued for cash	2,000,000	200	-	39,800	-	40,000

Net (loss) for the period	-	-	-	-	(26,842)	(26,842)

Balance -December 31, 2009	5,500,000	$550	$(350)	$39,800	$(29,482)	$10,518

The accompanying notes to financial statements are
an integral part of these statements.

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

	Year Ended	Year Ended	Cumulative
	December 31,	December 31,	From
	2009	2008	Inception

Operating Activities:
Net (loss)	$(26,842)	$(2,640)	$(29,482)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Changes in net assets and liabilities-
Accounts payable and accrued liabilities	5,500	1,771	7,271

Net Cash Used in Operating Activities	(21,342)	(869)	(22,211)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Proceeds from bank overdraft	-	115	-
Payment of bank overdraft	(115)	-	-
Proceeds from shareholder loans	-	754	754
Issuance of common stock for cash	40,000	-	40,000

Net Cash Provided by Financing Activities	39,885	869	40,754

Net (Decrease) Increase in Cash	18,543	-	18,543

Cash - Beginning of Period	-	-	-

Cash - End of Period	$18,543	$-	$18,543

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

HAVAYA CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND DECEMBER 31, 2008

1.  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Havaya Corp. (the “Company”) is in the development stage, and has limited operations. The Company was incorporated under the laws of the State of Delaware on November 21, 2007 and began activity in 2008. The business plan of the Company is to import and market home teeth whitening kits. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended December 31, 2009.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2009 and December 31, 2008, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2009 and December 31, 2008, and expenses for the period ended December 31, 2009 and December 31, 2008, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2.  Development Stage Activities and Going Concern

The Company is currently in the development stage, and has not commenced operations. The business plan of the Company is to import and market home teeth whitening kits.

During the period ended December 31, 2009, the Company offered a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.02 per share. As of December 31, 2009, the Company raised $40,000 in proceeds with the issuance of 2,000,000 shares of its common stock.

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2009 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.  Common Stock

On July 15, 2008, the Company issued 3,000,000 shares of common stock to an officer and director of the Company, for cash payment of $300. As of December 31, 2009 the $300 is recorded as stock subscriptions receivable.

On November 24, 2008, the Company issued 500,000 shares of common stock to an officer and director of the Company, for cash payment of $50. As of December 31, 2009 the $50 is recorded as stock subscriptions receivable.

On January 31, 2009, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.02 per share. As of December 31, 2009, the Company had received $40,000 in proceeds from the PPO

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

4.  Income Taxes

The provision (benefit) for income taxes for the period ended December 31, 2009 and 2008, was as follows (assuming a 23% effective tax rate):

	2009	2008

Current Tax Provision:
Federal-
Taxable income	$-	$-
Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$6,174	$607
Change in valuation allowance	(6,174)	(607)
Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of December 31, 2009 and 2008, as follows:

	2009	2008

Loss carryforwards	$6,781	$(607)
Less - Valuation allowance	(6,781)	607
Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended December 31, 2009 and 2008 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2009, the Company had approximately $29,482 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire by the year 2029.

The federal income tax returns of the Company are subject to examination by the IRS, generally for three years after they were filed.

5.   Related Party Loans and Transactions
On July 15, 2008, the Company issued 3,000,000 shares of common stock to an officer and director of the Company, for cash payment of $300. As of December 31, 2009 the $300 is recorded as stock subscriptions receivable.

On November 24, 2008, the Company issued 500,000 shares of common stock to an officer and director of the Company, for cash payment of $50. As of December 31, 2009 the $50 is recorded as stock subscriptions receivable

As of December 31, 2009, loans from related parties amounted to $754, and represented working capital advances from officers who are also stockholders of the Company. The loans are unsecured, non-interest bearing, and due on demand.

6.  Recent Accounting Pronouncements
In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), codified in FASB ASC 820-10-65, which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company's results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165") codified in FASB ASC 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 855-10-05 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FASB ASC 855-10-05 is effective for interim and annual periods ending after June 15, 2009. FASB ASC 855-10-05 requires that public entities evaluate subsequent events through the date that the financial statements are issued.  The adoption of FASB ASC 855-10-05 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 166"), codified as FASB ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. FASB ASC 860 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets and requires additional disclosures. FASB ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 860 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"), codified as FASB ASC 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FASB ASC 810-10 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. FASB ASC 810-10 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FASB ASC 810-10 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FASB ASC 810-10 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 810-10 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements. The adoption of FASB ASC 105 did not impact the Company's financial position or results of operations.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

7.  Concentration of Credit Risk
The Company’s cash and cash equivalents are invested in a major bank in Israel and are not insured. Management believes that the financial institution that holds the Company’s investments is financially sound. Accordingly, minimal credit risk exists with respect to these investments.

8. Subsequent events
The Company evaluated events occurring between the balance sheet date and February 21, 2010, the date the financial statements were issued, and there were no reportable events.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Article 12 of our bylaws provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our bylaws also provide discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, all amounts are estimates. All such expenses will be borne by the Registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	3.83
Legal, accounting fees and expenses(1)	19,000
Total(1)	19,004

(1) Estimated.

Recent Sales of Unregistered Securities

On July 15, 2008, we issued 3,000,000 shares of our common stock to Mr. Avraham Grundman, our President, Treasurer and Director, for cash payment to us of $300.  We believe this issuance was deemed to be exempt under Regulation D and S of the Securities Act.  No advertising or general solicitation was employed in offering the securities.  The offering and sale was made only to Mr. Avraham Grundman, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On November 24, 2008, we issued 500,000 shares of our common stock to Mr. Benny Adler, our Secretary and Director, for cash payment to us of $50.  We believe this issuance was deemed to be exempt under Regulation D and S of the Securities Act.  No advertising or general solicitation was employed in offering the securities.  The offering and sale was made only to Mr. Benny Adler, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

From January through July 2009, we issued 2,000,000 shares of common stock to 43 investors in a fully subscribed private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S.  The consideration paid for such shares was $0.02 per share, amounting in the aggregate to $40,000.  Each purchaser represented to us that such purchaser was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each purchaser further represented that at the time of the origination of contact concerning the subscription for the units and the date of the execution and delivery of the subscription agreement for such units, such purchaser was outside of the United States. We did not make any offers in the United States, and there were no selling efforts in the United States. There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

All of the aforementioned issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act, Regulation S and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with each of these sales.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Articles of Incorporation of Registrant.

3.2	Bylaws of Registrant.

4.1	Specimen Common Stock Certificate.

5.1	Opinion of SRK Law Offices regarding the legality of the securities being registered.

23.1	Consent of Alan Weinberg.

23.2	Consent of Legal Counsel (incorporated in Exhibit 5.1).

Undertakings

The undersigned Registrant hereby undertakes to:

(a) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kfar Saba, Israel on February 26, 2010.

HAVAYA CORP.

By:	/s/ Avraham Grundman
Name: Avraham Grundman
Title: President, Treasurer and Director
(Principal Executive and Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: February 26, 2010	/s/ Avraham Grundman
Name: Avraham Grundman
Title: President, Treasurer and Director
(Principal Executive and Principal Financial and Accounting Officer)

Date: February 26, 2010	/s/ Benny Adler
Name: Benny Adler
Title: Secretary and Director